Exhibit 10.7

SECOND AMENDED AND RESTATED

QLT 2000 INCENTIVE STOCK PLAN

(dated April 25, 2013 as amended and restated effective April 27, 2016)

1. PURPOSE OF THE PLAN

The purpose of the Plan is to promote the interests of the Company by:

(a)	attracting and retaining persons of outstanding competence who are or will be important for the growth and success of the Company;

(b)	furnishing Eligible Persons with greater incentive to develop and promote the growth and success of the Company; and

(c)	furthering the identity of interests of Eligible Persons with those of the shareholders of the Company.

The Company believes that these purposes may be accomplished by granting to Eligible Persons from time to time Options to acquire Common Shares and Restricted Stock Units to receive Common Shares.

2. DEFINITIONS

2.1 Definitions. In this Plan, unless there is something in the subject matter or context inconsistent therewith:

(a)	“Affiliate” means, with respect to the Company, any corporation, partnership, association, trust or other entity or organization directly or indirectly controlled by, controlling or under common control with the Company, and, for the purposes of this definition, “control” will mean (i) the possession, directly or indirectly, of the power to direct the management or policies of any such entity or to veto any material decision relating to the management or policies of such entity, in each case whether through the ownership of voting securities, by contract or otherwise, or (ii) direct or indirect beneficial ownership of 40% or more of the voting stock or other securities of, or a 40% or greater interest in the income of, such entity, or such other relationship as, in fact constitutes actual control.

(b)	“Award” means an Option or a Restricted Stock Unit award, which may be awarded or granted under the Plan.

(c)	“Award Agreement” means an agreement evidencing an Award, entered into by and between the Company and a Grantee.

(d)	“Board” means the board of directors of the Company as constituted from time to time.

(e)	“Canadian Option” means an Option pursuant to which the Option Exercise Price is stated and, unless the Committee determines otherwise, payable in Canadian dollars.

(f)	“Canadian Restricted Stock Unit” means a Restricted Stock Unit whose value (i) is expressed in Canadian dollars and (ii) if applicable, is equivalent to the Fair Market Value of the Common Shares listed on the Exchange issuable pursuant to such Restricted Stock Unit on the date that it becomes vested.

(g)	“Committee” means the Compensation Committee of the Board or such other committee established or designated by the Board as responsible for the administration of this Plan, or the Board, to the extent that the Board administers this Plan as described in Article 5.

(h)	“Common Shares” means the common shares without par value in the capital of the Company as authorized and constituted under its Notice of Articles and Articles, provided that if the rights of any Grantee are subsequently adjusted pursuant to Article 16 hereof, “Common Shares” thereafter means the shares or other securities or property which such Grantee is entitled to purchase or receive subject to his or her Award after giving effect to such adjustment.

(i)	“Company” means QLT Inc. and includes any successor corporation thereto.

(j)	“Consultant” means any individual, corporation or other person engaged to provide ongoing valuable services to the Company or any Affiliate.

(k)	“Eligible Person” means a director, officer, employee or Consultant of the Company or its Affiliates, designated by the Committee as an Eligible Person pursuant to Article 6 hereof.

(l)	“Exchange” means, collectively, the Toronto Stock Exchange, any successor thereto and any other exchange or trading facilities in Canada through which the Common Shares trade or are quoted from time to time.

(m)	“Fair Market Value” means, as of any given date, the value of a Common Share determined as follows:

(i)	With respect to Canadian Options and Canadian Restricted Stock Units:

A.	If Common Shares are listed on the Exchange, its Fair Market Value shall be the last available closing sales price at the time of the grant of the Canadian Options (on such date or a date prior thereto) or the date that the Canadian Restricted Stock Units vest, respectively, for a Common Share as quoted on the Exchange, as reported in a source as the Committee deems reliable.

B.	If the Common Shares are not listed on the Exchange but are listed on another established stock exchange or national market system, its Fair Market Value shall be the last available closing sales price at the time of the grant of the Canadian Options (on such date or a date prior thereto) or the date that the Canadian Restricted Stock Units vests, respectively, for a Common Share as quoted on such exchange or system, as reported in a source as the Committee deems reliable;

(ii)	With respect to U.S. Options and U.S. Restricted Stock Units:

A.	If Common Shares are listed on the U.S. Exchange, its Fair Market Value shall be the last available closing sales price at the time of the grant of the U.S. Options (on such date or a date prior thereto) or the date that the U.S. Restricted Stock Units vest, respectively, for a Common Share as quoted on the U.S. Exchange, as reported in a source as the Committee deems reliable.

B.	If the Common Shares are not listed on the U.S. Exchange but are listed on another established stock exchange or national market system, its Fair Market Value shall be the last available closing sales price at the time of the grant of the U.S. Options (on such date or a date prior thereto) or the date that the U.S. Restricted Stock Units vest, respectively, for a Common Share as quoted on such exchange or system, as reported in a source as the Committee deems reliable.

(iii)	If the Common Shares are not listed on an established stock exchange or national market system, but the Common Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Common Share on such date, the high bid and low asked prices for a Common Share on the last preceding date for which such information exists, as reported in a source as the Committee deems reliable; or

(iv)	If the Common Shares are neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

(n)	“Grantee” means an Eligible Person who holds an Award under this Plan.

(o)	“Incentive Stock Option” means an Option granted under the Plan that is intended to meet the requirements of Section 422 of the U.S. Code.

(p)	“insider” has the meaning ascribed to it in the Securities Act (British Columbia).

(q)	“Key Person” means the person which may be designated by the Committee as the key person of a Consultant providing ongoing valuable services under a consulting contract with the Company or any Affiliate.

(r)	“Nonqualified Stock Option” means an Option granted to a Grantee that does not qualify as an Incentive Stock Option.

(s)	“Option” means either a Canadian Option or a U.S. Option, as the case may be, entitling the holder thereof to purchase Common Shares as described herein. An Option shall be either a Nonqualified Stock Option or an Incentive Stock Option (provided, however, that Options granted to non-employee directors and Consultants shall be Nonqualified Stock Options) and shall be granted to an Eligible Person pursuant to the terms and conditions hereof and as evidenced by an Award Agreement.

(t)	“Option Exercise Price” means the price per Common Share at which a Grantee may purchase Common Shares pursuant to an Option, provided that if such price is adjusted pursuant to Article 16 hereof, “Option Exercise Price” thereafter means the price per Common Share at which such Grantee may purchase Common Shares pursuant to such Option after giving effect to such adjustment.

(u)	“Plan” means this amended and restated QLT 2000 Incentive Stock Plan, as it may be further amended, modified or restated from time to time pursuant to and in accordance with the provisions hereof.

(v)	“Restricted Stock Unit” means the right to receive Common Shares awarded under Article 12 and shall be granted to an Eligible Person as a Canadian Restricted Stock Unit or a U.S. Restricted Stock Unit, as the case may be, pursuant to the terms and conditions hereof and as evidenced by an Award Agreement.

(w)	“Shareholder” means a holder of Common Shares.

(x)	“Termination of Service” means:

(i)	as to a Consultant, the time when the engagement of a Grantee as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate;

(ii)	as to a non-employee director, the time when a Grantee who is a non- employee director ceases to be a director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Grantee simultaneously commences or remains in employment or service with the Company or any Affiliate; and

(iii)	as to an employee, at the time the Grantee ceases to be an active employee of the Company or any Affiliate for any reason, whether such termination of employment is lawful or otherwise, and specifically does not include any statutory or common law severance period or period of reasonable notice that the Company or any Affiliate may be required to provide to the Grantee under applicable law.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to terminations of service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only, if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the U.S. Code and the then applicable regulations and revenue rulings under said Section. For purposes of this Plan, a Grantee’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Grantee ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off). However, no Termination of Service will be deemed to have occurred in the case of sick leave or any other leave of absence approved by the Board, provided that either such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is provided or guaranteed by contract or law.

(y)	“U.S.” or “United States” means the United States of America (including each of the States and the District of Columbia) and its territories and possessions and other areas subject to its jurisdiction.

(z)	“U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended.

(aa)	“U.S. Exchange” means the NASDAQ Stock Market, any successor thereto and any other exchange or trading system in the United States on which the Common Shares are quoted from time to time.

(bb)	“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(cc)	“U.S. Option” means an Option pursuant to which the Option Exercise Price is stated and, unless the Committee determines otherwise, payable in United States dollars.

(dd)	“U.S. Restricted Stock Unit” means a Restricted Stock Unit whose value (i) is expressed in United States dollars and (ii) if applicable, is equivalent to the Fair Market Value of the Common Shares listed on the U.S. Exchange issuable pursuant to such Restricted Stock Unit on the date that it becomes vested.

(ee)	“U.S. Securities Act” means the Securities Act of 1933, as amended.

3. EFFECTIVE DATE OF THE PLAN

The original effective date of the 2000 Incentive Stock Plan was March 1, 2000. The effective date of this Plan, as amended and restated herein, is April 27, 2016.

4. RESTRICTION ON NUMBER OF COMMON SHARES SUBJECT TO THE PLAN

4.1 Common Shares Subject to the Plan. Awards may be granted in respect of authorized and unissued Common Shares, provided that the aggregate number of Common Shares to be issued under this Plan, subject to adjustment or increase of such number pursuant to the provisions of this Plan, will be 11,800,000. The aggregate number of Common Shares that may be issued on the exercise of Incentive Stock Options is 11,800,000. The number of Common Shares issued hereunder may be increased or changed by the Board, as approved by the Shareholders, the Exchange, and any relevant regulatory or statutory authority having authority with respect hereto.

4.2 Share Counting Provisions. If any Option under this Plan expires or is cancelled without having been fully exercised, then the number of Common Shares subject to such Option but as to which such Option was not exercised prior to its expiration or cancellation may again be granted hereunder, subject to the limitations of Section 4.1. To the extent that a Restricted Stock Unit is forfeited or expires, the Common Shares available for issuance under the Plan shall be increased by the number of Common Shares subject to such Restricted Stock Unit that is forfeited or expired. The following Common Shares may not again be made available for issuance as Awards under the Plan: (i) Common Shares not issued by the Company or that are delivered by the Grantee as a result of the net settlement of an outstanding Option, (ii) Common Shares used to pay the Option Exercise Price or withholding taxes related to an Option, or (iii) Common Shares purchased on the open market by the Company with the cash proceeds from the exercise of Options. Furthermore, any shares subject to Awards which are adjusted pursuant to Article 16 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be granted hereunder, subject to the limitations of Section 4.1. Notwithstanding the provisions of this Section 4.2, no Common Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the U.S. Code.

4.3 No Fractional Shares. No fractional Common Shares may be issued under this Plan and any such fractional shares shall be eliminated by rounding down.

5. ADMINISTRATION OF THE PLAN

5.1 Administration of Plan. This Plan will be administered by the Committee, provided, however, that the Board may from time to time establish any other committee of the Board consisting of not less than two members of the Board to replace the Committee for the purposes of the administration of this Plan. The members of the Committee will serve at the pleasure of the Board and vacancies occurring in the Committee will be filled by the Board. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan, except with respect to matters which under Section 162(m) of the U.S. Code, or any regulations or rules issued thereunder, or other applicable law, are required to be determined in the sole discretion of the Committee.

5.2 Committee Governance. The Committee will at all times be composed of not less than two individuals, each of whom are directors of the Company. Further, if and so long as the Common Shares are registered under Section 12(b) or 12(g) of the U.S. Exchange Act, the Board will consider, in selecting the members of the Committee, directors of the Company who are intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the U.S. Exchange Act or any successor rule and an “outside director” for purposes of Section 162(m) of the U.S. Code; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 5.2 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of this Plan with respect to Awards granted to “non-employee directors.”

5.3 Powers of Committee. The Committee is authorized, subject to the provisions of this Plan, to establish from time to time such rules and regulations, make such determinations and to take such steps in connection with this Plan as in the opinion of the Committee are necessary or desirable for the proper administration of this Plan. For greater certainty, without limiting the generality of the foregoing, the Committee will have the power, where consistent with the general purpose and intent of this Plan and subject to the specific provisions of this Plan and any approval of the Exchange, if applicable:

(a)	to interpret and construe this Plan and to determine all questions arising out of this Plan and any Award granted pursuant to this Plan, and any such interpretation, construction or termination made by the Committee will be final, binding and conclusive for all purposes;

(b)	to determine to which Eligible Persons Awards are granted and to grant Awards;

(c)	to determine the number of Common Shares underlying each Award;

(d)	to determine whether an Option shall be a Canadian Option or a U.S. Option, and the Option Exercise Price for each Option in accordance with the provisions of the Plan;

(e)	to determine whether a Restricted Stock Unit shall be a Canadian Restricted Stock Unit or a U.S. Restricted Stock Unit;

(f)	to determine the time or times when Awards will be granted, vest and be exercisable and to determine when it is appropriate to accelerate when Awards otherwise subject to vesting may be exercised;

(g)	to determine if the Common Shares that are subject to an Award will be subject to any restrictions upon the exercise or settlement of such Award, as applicable;

(h)	to determine the expiration date for each Option and to extend the period of time for which any Option is to remain exercisable in appropriate circumstances, including, without limitation, in the event of the Grantee’s cessation of service to the Company or any Affiliate or in the event of a prolonged Company-mandated trading restriction period, provided in no event will an Option be exercisable for more than ten years from the date of grant;

(i)	to determine whether, to what extent, and pursuant to what circumstances an Award may be cancelled, forfeited, or surrendered;

(j)	to prescribe the form of the instruments relating to the grant, vesting, exercise, settlement and other terms of Awards;

(k)	to enter into an Award Agreement evidencing each Award which will incorporate such terms as the Committee in its discretion deems consistent with this Plan;

(l)	to determine, where necessary, the Key Person pursuant to a consulting contract as the person providing the services thereunder;

(m)	to adopt such modifications, procedures, rules, regulations and subplans as may be necessary or desirable to administer this Plan or to comply with the provisions of the laws of Canada, the United States and other countries in which the Company or its Affiliates may operate to assure the viability and maximization of the benefits from the Awards granted to Grantees residing in such countries and to meet the objectives of this Plan; and

(n)	to determine such other matters as provided for herein and to make all other decisions and determinations that may be required pursuant to this Plan or as the Committee deems necessary or advisable to administer this Plan.

5.4 Interpretation of the Plan. Any questions arising as to interpretation of the Plan, any Award or any Award Agreement will be determined by the Committee and such determination will be final, conclusive and binding on all parties.

6. ELIGIBILITY

6.1 Eligibility. The Committee may, subject to the provisions of this Plan, grant Awards to any Eligible Person who is or will be, in the opinion of the Committee, important for the growth and success of the Company and whose participation in this Plan will, in the opinion of the Committee, accomplish the purposes of this Plan. Any person who receives the grant of an Award by the Committee shall be or shall be conclusively presumed to be an Eligible Person.

7. GRANT OF OPTIONS

7.1 Grant of Options. Options may be granted pursuant to the terms of the Plan from time to time by the Company acting through the Committee or the Board. The date on which any Option will be deemed to have been granted will be the date on which the Committee or the Board, as applicable, determinatively authorizes the grant of such Option or such later date as may be determined by the Committee or the Board, as applicable, at the time that the grant of such Option is authorized.

7.2 Domicile of Option Grantee. Unless prohibited by applicable law or rules of the Exchange or the U.S. Exchange, Canadian Options or U.S. Options may be granted to a Grantee without regard to such Grantee’s domicile or residence for tax purposes. Thus, for example, Grantees that are U.S. taxpayers may receive Canadian Options. The Company may take such actions with respect to its filings, records and reporting as it deems appropriate to reflect the conversion of Options from Canadian dollars to U.S. dollars and vice versa.

7.3 Option Agreement. Each Option granted pursuant to this Plan will be evidenced by an Award Agreement executed on behalf of the Company by any officer of the Company, and each Award Agreement will incorporate such terms and conditions as the Committee in its discretion deems consistent with the terms of this Plan. The Committee may, with the written consent of the Grantee, amend any Award Agreement to the extent that the Committee, acting in its discretion, deems consistent with the terms of this Plan.

7.4 Number of Common Shares. The number of Common Shares for which any Option may be granted will be determined by the Committee. The number of Common Shares which may be purchased on the exercise of any Option will be subject to adjustment pursuant to Article 16 hereof.

7.5 Maximum Grant—Generally. Notwithstanding any provision in the Plan to the contrary, and subject to Article 16 hereof, the maximum aggregate number of Common Shares with respect to one or more Options that may be granted to any one Eligible Person during any calendar year shall be 2 million Common Shares.

7.6 Option Exercise Price. The Option Exercise Price for each Option will be determined by the Committee, but will in no event be less than Fair Market Value on the date of grant (determined with regard to nonlapse restrictions and without regard to lapse restrictions as defined in U.S. Treasury Regulation Sections 1.83-3(h) and 1.83-3(i), respectively), which grant will occur after the close of the Exchange on such date. The Option Exercise Price determined for any Option will be subject to adjustment pursuant to Article 16 hereof. The Option Exercise Price shall be stated in Canadian dollars, if a Canadian Option, and in United States dollars, if a U.S. Option.

7.7 Option Vesting.

(a)	The period during which the right to exercise, in whole or in part, an Option vests in the Grantee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Committee. At any time after grant of an Option, the Committee may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b)	No portion of an Option which is unexercisable at a Grantee’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Award Agreement or by action of the Committee following the grant of the Option.

8. TERM OF OPTIONS

Each Option granted pursuant to this Plan will, subject to early termination in accordance with Article 10 hereof and subject to the provisions of this Plan, expire automatically on the earlier of (i) the date on which such Option is exercised in respect of all of the Common Shares that may be purchased thereunder, and (ii) the date fixed by the Committee as the expiry date of such Option, which date will not be more than ten years from the date of grant. The Committee shall determine the time period, including the time period following a Termination of Service, during which the Grantee has the right to exercise the vested Options, which time period may not extend beyond the original expiry date. Except as limited by the requirements of applicable law, including Section 409A or Section 422 of the U.S. Code and regulations and rulings thereunder, the Committee may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Grantee, and may amend any other term or condition of such Option relating to such a Termination of Service. In circumstances where the end of the term of an Option falls within, or within two business days after the end of, a “black out” or similar period imposed under any insider trading policy or similar policy of the Company (but not, for greater certainty, a restrictive period resulting from the Company or its insiders being the subject of a cease trade order of a securities regulatory authority), the end of the term of such Option shall be the tenth business day after the earlier of the end of such black out period or, provided the black out period has ended, the expiry date.

9. INCENTIVE STOCK OPTION PROVISIONS

To the extent required by Section 422 of the U.S. Code, Incentive Stock Options will be subject to the following additional terms and conditions:

9.1 Eligible Employees. Only individuals who are employees of the Company or one of its subsidiary corporations (as defined in Section 424(f) of the U.S. Code) may be granted Incentive Stock Options.

9.2 Dollar Limitation. To the extent the aggregate Fair Market Value (determined as at the grant date of an Option) of Common Shares with respect to which Incentive Stock Options are exercisable for the first time during any calendar year (under this Plan and all other incentive equity plans of the Company and any parent or subsidiary corporation thereof (as defined in Sections 424(e) and (f) of the U.S. Code)) exceeds US$100,000, such portion in excess of US$100,000 will be treated as a Nonqualified Stock Option. In the event a Grantee holds two or more Options that become exercisable for the first time in the same calendar year, this limitation will be applied on the basis of the order in which the Options were granted.

9.3 More than 10% Shareholders. If an individual owns more than 10% of the total voting power of all classes of the Company’s securities (as determined in accordance with Section 422 of the U.S. Code), then the Option Exercise Price for each Incentive Stock Option will not be less than 110% of the Fair Market Value on the grant date of an Option and the term of the Option will not exceed five years. The determination of more than 10% ownership will be made in accordance with Section 422 of the U.S. Code.

9.4 Exercisability. An Option designated as an Incentive Stock Option will cease to qualify for favourable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option):

(a)	more than three months after termination of employment for reasons other than death or disability (as defined for purposes of Section 422 of the U.S. Code);

(b)	more than one year after termination of employment by reason of disability (as defined for purposes of Section 422 of the U.S. Code); or

(c)	more than three months after the Grantee has been on a leave of absence for 90 days, unless the Grantee’s reemployment rights are guaranteed by statute or contract.

9.5 Transferability. Incentive Stock Options may not be transferred by a Grantee other than by will or the laws of descent and distribution and, during the Grantee’s lifetime, are exercisable only by the Grantee.

9.6 Taxation of Incentive Stock Options. In order to obtain certain U.S. federal tax benefits afforded to incentive stock options under Section 422 of the U.S. Code, the Grantee must hold the Common Shares issued upon the exercise of an Incentive Stock Option for two years after the grant date of the Option and one year from the date of exercise. A Grantee may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Grantee will give the Company prompt notice of any disposition of Common Shares acquired by the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

9.7 Conflict. In the case of any conflict between the terms of this Article 9 and the terms of any other provision of this Plan with respect to the granting of Incentive Stock Options, this Article will govern.

10. EARLY TERMINATION OF OPTIONS

10.1 Generally. Each Option will terminate on the 90th day (effective following the close of trading on the Exchange, if such day is a trading day) after the date of a Grantee’s Termination of Service, subject to the provisions of this Plan and subject to the terms of the applicable Award Agreement as will have been determined by the Committee.

10.2 Exception. A change in the office, position or duties of a Grantee from the office, position or duties held by such Grantee on the date on which the Option was granted to such Grantee will not result in the termination of the Option granted to such Grantee provided that such Grantee remains a director, officer, employee or Consultant of the Company or any Affiliate.

11. EXERCISE OF OPTIONS

11.1 Exercise of Options. Subject to the terms and conditions of this Plan, each Option may from time to time be exercised with respect to all or any of the Common Shares underlying such Option at any time on or after the later of (i) the date of the grant of such Option, or (ii) such other date as the Committee may in its discretion determine at the time of the grant of such Option, which date will be set forth in the applicable Award Agreement. Each Option may be exercised by giving written notice of exercise signed by the Grantee and dated the date of exercise, and not postdated, stating that the Grantee elects to exercise his or her rights to purchase Common Shares under such Option and specifying the number of Common Shares in respect of which such Option is being exercised and the exercise price to be paid therefore. Such notice shall include representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the U.S. Securities Act and any other federal, state, provincial or foreign securities laws or regulations. The Committee may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. The Option Exercise Price with respect to U.S. Options may be paid in US dollars, or Canadian dollars based on the Bank of Canada noon exchange rate in effect on the date of exercise. In the event that the Option shall be exercised pursuant to Section 13.6 hereof by any person or persons other than the Grantee, such notice shall include appropriate proof of the right of such person or persons to exercise the Option. Such notice will be delivered to the Company at its principal office at 887 Great Northern Way, Vancouver, Suite 250, British Columbia, Canada, V5T 4T5 (or at such other address as the principal office of the Company may be located at the time of exercise) addressed to the attention of the secretary or assistant secretary of the Company and be accompanied by full payment of the exercise price. As soon as practicable after any exercise of an Option, a certificate or certificates representing the Common Shares in respect of which such Option is exercised will be delivered by the Company to the Grantee.

12. AWARD OF RESTRICTED STOCK UNITS

12.1 Grant of Restricted Stock Units. The Committee is authorized to grant Awards of Canadian Restricted Stock Units or U.S. Restricted Stock Units to any Eligible Person selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

12.2 Restricted Stock Unit Agreement. Each Restricted Stock Unit granted pursuant to this Plan will be evidenced by an Award Agreement executed on behalf of the Company by any officer of the Company, and each Award Agreement will incorporate such terms and conditions as the Committee in its discretion deems consistent with the terms of this Plan. The Committee may, with the written consent of the Grantee, amend any Award Agreement to the extent that the Committee, acting in its discretion, deems consistent with the terms of this Plan.

12.3 Vesting of Restricted Stock Units. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Grantee’s duration of service to the Company or any Affiliate, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Committee. A Restricted Stock Unit shall be deemed to have a value equal to the Fair Market Value of the Common Shares on the date such Restricted Stock Unit vests.

12.4 Settlement. At the time of grant, the Committee shall specify the settlement date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Grantee (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Committee, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the U.S. Code, in no event shall the settlement date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the settlement date, the Company shall transfer to the Grantee one unrestricted, fully transferable Common Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited.

12.5 Domicile of Restricted Stock Unit Grantee. Unless prohibited by applicable law or rules of the Exchange or the U.S. Exchange, Canadian Restricted Stock Units or U.S. Restricted Stock Units may be granted to a Grantee without regard to such Grantee’s domicile or residence for tax purposes. Thus, for example, Grantees that are U.S. taxpayers may receive Canadian Restricted Stock Units. The Company may take such actions with respect to its filings, records and reporting as it deems appropriate to reflect the conversion of Restricted Stock Units from Canadian dollars to U.S. dollars and vice versa.

12.6 No Rights as a Shareholder. Unless otherwise determined by the Committee, a Grantee who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Common Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Grantee pursuant to the terms of this Plan and the Award Agreement.

12.7 Dividends. Subject to Section 12.5 hereof, the Committee may, in its sole discretion, provide that dividends shall be earned by a Grantee of Restricted Stock Units based on dividends declared on the Common Shares, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Grantee and the settlement date of such Award.

13. ADDITIONAL TERMS OF AWARDS

13.1 Payment. The Committee shall determine the methods by which payments (payable in Vancouver, British Columbia) by any Grantee with respect to any Award granted under the Plan shall be made, including, without limitation (subject to all applicable laws) by:

(a)	cash, bank draft or certified cheque;

(b)

if and so long as the Common Shares are listed on the Exchange or the U.S. Exchange, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm (as may be designated by the Company) to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the Option Exercise Price and any withholding tax obligations that may arise in connection with the Award, and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of any relevant regulatory authorities;

(c)	with prior written consent of the Company, delivery of written instructions from the Grantee to the Company to effect a net settlement of Common Shares under the Award having a value equal to the Option Exercise Price of any Option and/or the withholding taxes due with respect to the exercise of the Award; and

(d)	such other consideration as the Committee may permit consistent with applicable laws.

The Committee shall also determine the methods by which Common Shares shall be delivered or deemed to be delivered to Grantees. Notwithstanding any other provision of the Plan to the contrary, no Grantee who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the U.S. Exchange Act shall be permitted to make payment with respect to any Restricted Stock Units granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the U.S. Exchange Act.

13.2 Withholding Tax. The Grantee will be solely responsible for paying any applicable withholding taxes arising from the grant, vesting, settlement or exercise of any Award and any payment is to be in a manner satisfactory to the Company. Notwithstanding the foregoing, the Company will have the right to withhold from any amount payable to a Grantee, either under the Plan or otherwise, such amount as may be necessary to enable the Company to comply with the applicable requirements of any federal, provincial, state, local or foreign law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to awards hereunder (“Withholding Obligations”). The Company may require a Grantee, as a condition to the exercise or settlement of an Award to make such arrangements as the Company may require so that the Company can satisfy applicable Withholding Obligations, including, without limitation, requiring the Grantee to (i) remit the amount of any such Withholding Obligations to the Company in advance; (ii) reimburse the Company for any such Withholding Obligations; (iii) deliver written instructions contemplated in Section 13.1 (c) of the Plan, to effect a net settlement of Common Shares under an Award in an amount required to satisfy any such Withholding Obligations; or (iv) pursuant to a transaction as contemplated in Section 13.1(b) of the Plan, cause such broker to withhold from the proceeds realized from such transaction the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Company.

13.3 Exception for Canadian Grantees. Notwithstanding any of the provisions in the Plan or in any Award, the provisions of Sections 13.1 (c) and 13.2 (iii) that relate to net settlement will not apply to a Grantee subject to taxation in Canada except to the extent that the Company and the Grantee agree to have them apply.

13.4 Payment. The Option Exercise Price of an Option or any Withholding Obligations may not be satisfied by delivery of any securities of the Company owned by a Grantee. All such payments must be made by cash, cheque or other legal tender, or as provided in Section 13.1.

13.5 Conditions.

(a)	Notwithstanding any of the provisions contained in this Plan or in any Award, the Company’s obligation to issue Common Shares to a Grantee pursuant to the exercise of an Award will be subject to:

(i) completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Company will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(ii) the admission of such Common Shares to listing or quotation on the Exchange; and

(iii) the receipt from the Grantee of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

(b)	All Common Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, provincial, local or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Common Shares are listed, quoted, or traded. The Committee may place legends on any Common Share certificate or book entry to reference restrictions applicable to the Common Shares.

(c)	The Committee shall have the right to require any Grantee to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

13.6 Non-Transferability of Awards. Subject to the provisions of this Plan, no Award may be transferred or assigned except by will or by operation of the laws of devolution or distribution and descent or pursuant to a qualified domestic relations order, as defined by the U.S. Code and may be exercised only by an individual Grantee during his or her lifetime and by a corporate Grantee during the term of its existence.

14. NOTICE TO COMMISSIONS AND EXCHANGES

The Company will give notice to all applicable securities commissions and other regulatory bodies in Canada and the United States and all applicable stock exchanges and other trading facilities upon which the Common Shares are listed or traded from time to time, as may be required, of its adoption of this Plan and of its entering into Award Agreements with Eligible Persons and the terms and conditions for the purchase of Common Shares under such Award Agreements, and will use all reasonable efforts to obtain any requisite approvals as may be required from such bodies, exchanges and trading facilities.

15. SUSPENSION, AMENDMENT OR TERMINATION

15.1 Suspension, Amendment or Termination. This Plan will terminate on April 25, 2023 or on such earlier date as the Committee may determine. The Committee will have the right at any time to suspend or terminate this Plan in any manner, including without limitation, to reflect any requirements of applicable regulatory bodies or stock exchanges, and on behalf of the Company to enter into amendments to any Award Agreement and to amend this Plan without notice to the Shareholders and without further Shareholder approval in such manner as the Committee, in its sole discretion, determines appropriate, including, without limitation, to amend this Plan or enter into amendments to any Award Agreement:

(a)	to reflect any requirements of applicable regulatory bodies or stock exchanges;

(b)	for the purposes of making formal minor or technical modifications to any of the provisions of this Plan;

(c)	to correct any ambiguity, defective provisions, error or omission in the provisions of this Plan;

(d)	to change any vesting provisions of Awards;

(e)	to change the termination provisions of the Awards or this Plan;

(f)	to change the persons who qualify as Eligible Persons under this Plan;

(g)	to change the exercise or settlement terms of the Awards, except as otherwise restricted in this Section 15.1;

(h)	to add a cashless exercise feature to this Plan; and

(i)	to add or change provisions relating to any form of financial assistance provided by the Company to Eligible Persons that would facilitate the purchase of securities under this Plan, to the extent permitted under applicable laws, but will not have the right, without notice to the Shareholders and without further Shareholder approval, to amend this Plan in any other manner, including, but not limited to:

(j)	increasing the number of Common Shares reserved for issuance pursuant to the exercise or settlement of Awards issued under this Plan;

(k)	extending the term of any Option beyond the original Option expiry date;

(l)	amending the terms of outstanding Options to reduce the Option Exercise Price at which Common Shares may be acquired (subject to any necessary adjustment pursuant to Article 16 hereof);

(m)	cancelling any Option granted under this Plan in exchange for cash or another Award having an exercise price that is less than the Option Exercise Price of the original Option (subject to any necessary adjustment pursuant to Article 16 hereof);

(n)	permitting the transfer or assignment of any issued Awards in any manner other than as described in Section 13.6 hereof;

(o)	granting any Award under this Plan if this Plan has been suspended or has been terminated; and

(p)	making any further amendments to this Article 15,

and will not have the right, without the consent of the applicable Grantee, to:

(q)	increase the Option Exercise Price at which Common Shares may be purchased pursuant to any Option granted under this Plan (subject to any necessary adjustment pursuant to Article 16 hereof);

(r)	affect in a manner that is adverse or prejudicial to, or that impairs, the benefits and/or rights of any Grantee under any Award previously granted under this Plan (subject to any necessary adjustment pursuant to Article 16 hereof); and

(s)	decrease the number of Common Shares which may be issued pursuant to any Award granted under this Plan (subject to any necessary adjustment pursuant to Article 16 hereof).

15.2 Powers of the Committee Survive Termination. The full powers of the Committee as provided for in this Plan will survive the termination of this Plan until all Awards granted under this Plan have been exercised in full or have otherwise expired.

16. ADJUSTMENTS

16.1 Adjustments. Appropriate adjustments in the number of Common Shares subject to this Plan, as regards Awards granted or to be granted, in the number of Common Shares awarded and any applicable Option Exercise Price will be conclusively determined by the Committee in its discretion to give effect to adjustments in the number of Common Shares resulting from subdivisions, consolidations, substitutions, or reclassifications of the Common Shares, the payment of stock dividends by the Company (other than dividends in the ordinary course) or other relevant changes in the capital of the Company or from a proposed merger, amalgamation or other corporate arrangement or reorganization involving the exchange or replacement of Common Shares of the Company for those in another corporation. Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the Committee, and any such determination will be binding on the Company, the Grantee and all other affected parties.

16.2 Further Adjustments. Subject to Section 16.1, if, because of a merger, amalgamation or other corporate arrangement or reorganization, the exchange or replacement of Common Shares of the Company for those in another corporation is imminent, the Board may, in a fair and equitable manner, determine the manner in which all unexercised or unvested Awards granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the exercise and/or vesting of such rights by the Grantee and of the time for the fulfilment of any conditions or restrictions on such exercise or vesting. Any adjustment pursuant to this Section 16 shall become effective immediately prior to consummation of such merger, amalgamation or other corporate arrangement or reorganization. All determinations of the Committee under this Section will be final, binding and conclusive for all purposes subject to the approval of the Exchange, if applicable.

16.3 Limitations. The grant of Awards under this Plan will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

16.4 No Fractional Shares. No adjustment or substitution provided for in this Article 16 will require the Company to issue a fractional share in respect of any Award and the total substitution or adjustment with respect to each Award will be limited accordingly.

17. SHAREHOLDER AND REGULATORY APPROVAL

This Plan will be subject to the requisite approval of the Shareholders to be given by a resolution passed at a meeting of the Shareholders, if required, and to acceptance by the Exchange and any other regulatory authorities having jurisdiction. Any Awards granted prior to such approval and acceptance will be conditional upon such approval and acceptance being given and no such Awards may be exercised or settled unless and until such approval and acceptance is given.

18. GENERAL

18.1 Rights of Grantees. Notwithstanding anything in this Plan to the contrary, the Grantee will not have any rights as a Shareholder with respect to any of the Common Shares underlying such Award until such Grantee becomes the record owner of such Common Shares.

18.2 No Effect on Employment. Nothing in this Plan or any Award will confer upon any Grantee any right to continue in the employ of or under contract with the Company or any Affiliate or affect in any way the right of the Company or any such Affiliate to terminate his or her employment at any time or terminate his or her consulting contract; nor will anything in this Plan or any Award be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Company or any such Affiliate to extend the employment of any Grantee beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or any Affiliate or any present or future retirement policy of the Company or any Affiliate, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Company or any Affiliate.

18.3 No Fettering of Directors’ Discretion. Nothing contained in this Plan will restrict or limit or be deemed to restrict or limit the right or power of the Board and the Committee in connection with any allotment and issuance of Common Shares which are not allotted and issued under this Plan including, without limitation, with respect to other compensation arrangements.

18.4 Compliance with Laws. This Plan, the granting and vesting of Awards under this Plan and the issuance and delivery of Common Shares hereunder are subject to compliance with all applicable federal, state, provincial, local and foreign laws, rules and regulations (including but not limited to state, provincial, federal and foreign securities law and margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, this Plan and Awards granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

18.5 Section 409A. To the extent that the Committee determines that any Award granted under this Plan is subject to Section 409A of the U.S. Code (“Section 409A”), including, without limitation, a Nonqualified Stock Option which is subject to Section 409A and does not satisfy the exemption requirements set forth in Treasury Regulation Section 1.409A-1(b)(5), the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, this Plan and Award Agreements shall be interpreted in accordance with Section 409A and U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Plan. Notwithstanding any provision of this Plan to the contrary, in the event that following the effective date of this Plan, the Committee determines that any Award may be subject to Section 409A and related U.S. Department of Treasury guidance (including such U.S. Department of Treasury guidance as may be issued after the effective date of this Plan), the Committee may adopt such amendments to this Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

18.6 No Rights to Awards. No Eligible Person or other person shall have any claim to be granted any Award pursuant to this Plan, and neither the Company nor the Committee is obligated to treat Eligible Persons, Grantees or any other persons uniformly.

18.7 Interpretation. References herein to any gender include all genders and to the plural includes the singular and vice versa. The division of this Plan into Sections and Articles and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan.

19. REFERENCE

19.1 Reference. This Plan may be referred to as the “QLT 2000 Incentive Stock Plan.”